Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

August 24, 2026

Real REMAX Group Inc. (f/k/a Rome Wildlife, Inc.)
701 Brickell Avenue, 17th Floor
Miami, Florida 33131

Re:	Real REMAX Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Real REMAX Group Inc. (f/k/a Rome Wildlife, Inc.), a corporation organized under the laws of the State of Delaware (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (as may be amended from time to time, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 59,055,072 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Plan and Prior Plans (each as defined in the Registration Statement).

In rendering this opinion, we have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity and signing authority of all signatories and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied without independent check or verification upon statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Shares to be issued by the Company under the Plans and Prior Plans, when duly issued and delivered pursuant to the terms of the Prior and Prior Plans, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this opinion after the date hereof.

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Real REMAX Group Inc.
August 24, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr &Gallagher LLP